DISTRIBUTION AGREEMENT

This Agreement is between JEUFI International, S.A. represented by Fidel Salomon Ulloa D. and FreshWater Technologies Inc, represented by D. Brian Robertson.

1. Distributor agrees to represent supplier in Panama for all of suppliers' potable water treatment products including U.V., ozone and reverse osmosis products and commercial water activation units (Electronic Ceramics).
2. Supplier agrees to offer all the necessary Technical assistance required to distributor. Distributor agrees to train appropriate staff technically on all products.
3. Distributor/supplier agree to negotiate competitive market prices on all products and payment terms and conditions of every order.
4. Either party can cancel this agreement on six months' notice.

JEUFI International S.A.
Fidel Salomon Ulloa

FreshWater Technologies Inc.
D. Brian Robertson

Panama City Panama, June 22,2005